THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OFFERED FOR SALE, ASSIGNED OR TRANSFERRED.

Certificate
No. ________

$50,000.00
Principal Amount of Note

ELRAY RESOURCES, INC.
10.00 % INTEREST BEARING NOTE

May 31st, 2013

1.0 Note. FOR VALUE RECEIVED, Elray Resources, Inc. (the "**Company**" or "**Borrower**"), promises to pay to the order of JSJ Investments Inc. (the "**Holder**"), the principal amount of Fifty Thousand U.S. Dollars (US $50,000.00). The principal amount shall accrue interest at the rate of ten (10.00%) percent per annum based on a 365-day year.

2.0 Maturity. Except as otherwise provided herein, the principal hereunder shall become due and payable in full one hundred eighty (180 days) from the date of receipt of the funds (the "**Maturity Date**").

3.0 Conversion Rights. The principal on this Note shall be convertible, at the option of the holder at any time between the November 31st, 2013 and the November 31st, 2014, at a value determined by 50% discount to either:

a. the average closing price over the last 120 days prior to conversion. or

b. the average closing price over the last 7 days prior to conversion.

The note holder shall have the option to convert the entire note amount or simply portions of the note amount during the period laid out above and using either of the averaging methods.

4.0 Registration Rights. The Note holder shall have piggyback registration rights in the event the Borrower files a Registration Statement.

5.0 Interest. Interest will be payable quarterly in arrears.

6.0 Default. In the event of an occurrence of any event of default specified below, the principal and all accrued interest on this Note shall become immediately due and payable without notice, except as specified below. The occurrence of any of the following events shall constitute an event of default under this Note:

(a) The Company fails to make any payment hereunder when due, which failure has not been cured within fifteen (15) days following such failure.

(b) If the Company shall default in the payment or performance of any other material obligation of this Note.

(c) If the Borrower or an operating wholly-owned subsidiary of the Borrower shall file a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself of a whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or of any state or under any equivalent law in Australia or any other jurisdiction.

(d) If a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or an operating wholly-owned subsidiary of the Borrower, of the whole or any substantial part of its properties, or approve a petition filed against the Borrower seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or of any other international jurisdiction; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the

Borrower or of the whole or any substantial part of its properties; or if there is commenced against the Borrower any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of 30 days; or if the Borrower by any act indicates its consent to or approval of any such proceeding or petition.

7.0 Security. This Note is not secured by any assets.

8.0 Successors and Assigns. This Note is not transferable or assignable by the Holder.

9.0 Notices. Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing and shall be deemed given and received (i) upon personal delivery, (ii) upon the first business day following the receipt of confirmation of facsimile transmission to the telefax number as indicated below, or (iii) upon the third business day after deposit in the United States mail, by certified or registered mail, postage prepaid and addressed as follows:

To Holder:

JSJ INVESTMENTS INC.
2665 Villa Creek Drive, Suite 214
Dallas, TX 75234
Email : sameerhirji1@gmail.com

To the Company: Elray Resources Inc.
575 Madison Avenue, Suite 1006
New York, NY 10022
Email: brian@elraygaming.com

Either party may change by notice the address to which notices to that party are to be addressed.

10.0 Waiver/Amendment. The Company hereby waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note and consents to any extension or postponement of the time of payment or any other indulgence. This Note may only be amended or modified by written agreement signed by the Company and Holder.

11.0 Expenses. In the event that Holder brings legal action against the Company, or the Company brings legal action against Holder, to enforce or otherwise determine the

meaning or enforceability of this Note or any provision hereof, each party shall bear its own expenses, including attorney fees, directly attributable to such action. However, in any action for breach of this Note, including nonpayment, the prevailing party in any such dispute shall be entitled to recover all reasonable costs and attorney fees incurred in connection with such action.

12.0 Note Holder is Not a Shareholder. No Holder of this Note, solely by virtue of the ownership of this Note, shall be considered a shareholder of the Company for any purpose, nor shall anything in this Note be construed to confer on any Holder of this Note any rights of a shareholder of the Company including, without limitation, any right to vote, give or withhold consent to any corporate action, receive notice of meetings of shareholders or receive dividends.

13.0 Choice of Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified on the first page hereof by the duly authorized representative of the Company and the Holder.

COMPANY:

Elray Resources, Inc.

By: ______________________
Name: Brian Goodman
Title: Chief Executive Officer